Exhibit 99.1

BRE FINANCIAL NEWS Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES ANNOUNCES DECELERATION OF DEVELOPMENT PROGRAM

January 12, 2009 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced the deceleration of its development program, a reduction in workforce and attendant charges associated with both actions. Management’s decision is in response to current and expected economic conditions, which have fostered uncertainty regarding unemployment levels and credit availability, and have weakened real estate fundamentals.

Correspondingly, the company will no longer continue predevelopment activities with respect to three sites under option agreements or letters of intent. With the fourth quarter 2008 results, the company will record a nonroutine abandonment charge of approximately $5.1 million, or $0.10 per share.

Last week, the company notified 33 employees that their positions had been eliminated. As a result, the company expects to incur cash severance charges totaling approximately $1.5 million, or $0.03 per share, to be recorded in the first quarter of 2009. The reduction in force involved management and staff-level associates primarily in the development area, reducing the overall level of employees by four percent, and development personnel by 36 percent.

“These decisions are never easy, and we are mindful of the disruption the reduction in force caused for our associates and their families,” said BRE President and Chief Executive Officer Constance B. Moore. “While development remains a critical component of our long-term business model, capital preservation is the leading priority for all businesses. We believe the tactical changes we have adopted are proportionate with the level of economic deterioration, and should help us maintain sufficient credit capacity and liquidity, and ensure our continued success.”

The company has five apartment communities under construction, which are not affected by these actions. Management expects to complete the construction and lease-up of these communities as planned. The estimated cost to complete the communities is approximately $100 million. No additional construction starts are anticipated during 2009.

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BRE Properties, Inc. — 525 Market Street, 4th Floor — San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com

The company currently has approximately $500 million available under its unsecured credit facility. Management believes this level of liquidity and expected retained operating cash flow are sufficient to fund remaining construction costs and meet scheduled debt maturities for 2009 and 2010. As previously reported, the company expects the level of property sales in 2009 to range $150 to $175 million. In addition, management anticipates that it will arrange secured debt financing to meet near-term debt maturities.

Other Nonroutine Items

The company expects to record nonroutine income during fourth quarter 2008, totaling approximately $7.7 million, or $0.15 per share. The nonroutine income is primarily composed of $4.4 million, or $0.08 per share, from the settlement of construction defect litigation regarding Pinnacle Galleria, a 236-unit property located in Sacramento, California. The balance reflects various transactional-related income.

About BRE Properties

BRE Properties – a real estate investment trust – develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 75 apartment communities totaling 22,126 units in California, Arizona and Washington. The company currently has seven other properties in various stages of development and construction, totaling 2,077 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. (Property data as of September 30, 2008) For more information on BRE Properties, please visit our Web site at www.breproperties.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, including statements related to 2008 and 2009 results of operations, property development, acquisitions and dispositions and future capital-raising plans, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC, including its most recent Quarterly Report on Form 10-Q. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no responsibility to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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